Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410
September 1, 2011
FOR ADDITIONAL INFORMATION

Media	Investors
Mike Banas	Randy Hulen
Communications Manager	Managing Director, Investor Relations
(219) 647-5581	(219) 647-5688
mbanas@nisource.com	rghulen@nisource.com
Leadership change announced
at NiSource Gas Transmission & Storage
Helms retiring; Staton to advance growth agenda
MERRILLVILLE, Ind. —NiSource Inc. (NYSE: NI) President & CEO Robert C. Skaggs Jr. today announced a leadership change at NiSource Gas Transmission and Storage (NGT&S) following the announcement by Executive Vice President and Group CEO Christopher A. Helms that he has decided to retire from the company.
Skaggs said that, effective immediately, Jimmy D. Staton, a NiSource executive with an extensive background in the natural gas business, will assume responsibility for leading the company’s NGT&S units, which include Columbia Gas Transmission LLC, Columbia Gulf Transmission Co. and Crossroads Pipeline Co. Staton also will be responsible for NiSource Energy Ventures, which includes the company’s midstream business, as well as the company’s partnership interests, Millennium Pipeline and Hardy Storage Co.
Staton currently serves as executive vice president and group CEO of NiSource’s Indiana gas and electric utility business, which includes Northern Indiana Public Service Company (NIPSCO), as well as the company’s Gas Distribution business unit. With this change, Staton continues to have responsibility for NiSource’s Indiana utility business, while Skaggs assumes responsibility for NiSource’s gas distribution business.
Helms has led NGT&S since 2005, helping position the company to pursue an array of growth and expansion investment opportunities.
“Chris brought a strong, market-driven focus to our pipeline and storage business, helping better position our company to pursue a wide array of attractive, investment-driven growth initiatives,” Skaggs said. “I join our entire team in thanking Chris for his contributions and wishing him well.”
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NGT&S Leadership
September 1, 2011

“I am tremendously proud of our team’s accomplishments at NGT&S, and deeply appreciative of the opportunity to work with such a talented and dedicated group of people,” Helms said. “Although my work is done, I know NGT&S is poised to deliver even more outstanding results for our shareholders, customers and the communities we serve.”
Commenting on Staton’s appointment, Skaggs noted that, “Jimmy brings to this role a strong track record of advancing key commercial, regulatory and infrastructure enhancement strategies. I’m confident that he and the NGT&S team will continue to develop collaborative and creative solutions that benefit our customers, our team and NiSource as a whole.”
Focus on NGT&S Growth Agenda
In his new role, Staton will focus on advancing the NGT&S strategy to:
•	Deliver customer value and earnings growth by leveraging NiSource’s strategic asset base, including the company’s strong footprint in shale production areas
•	Enhance system reliability and integrity
•	Improve customer focus and overall stakeholder engagement
•	Strengthen organizational capability
Staton reports to Skaggs and serves as a member of NiSource’s executive council. He began his energy industry career as a petroleum engineer at the Federal Energy Regulatory Commission. After leaving the public sector, Staton held several rate, regulatory and strategic planning positions with Arkla Energy Resources and Consolidated Natural Gas Company. In 2000, Staton was named Senior Vice President, Electric Delivery for Dominion Resources Inc., and later became Senior Vice President, Delivery Operations.
Staton joined NiSource in 2008 as Executive Vice President and Group CEO for the company’s Gas Distribution business, and assumed responsibility for the company’s Indiana gas and electric operations in 2010. He holds professional memberships with a number of associations, including the American Gas Association and the Southern Gas Association. He earned a B.S. degree in Petroleum Engineering from Louisiana State University in 1983.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.7 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Together, NiSource’s gas transmission and storage companies operate a 15,000-mile network of natural gas pipelines, 37 storage fields and serve some of the nation’s largest and fastest-growing energy markets in the Northeast, Midwest and Mid-Atlantic regions. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
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